        THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.

                    PHOENIX PRESCHOOL EDUCATION CENTERS, INC.

                               8% Promissory Note

                                     $25,000

         PHOENIX PRESCHOOL EDUCATION CENTERS, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of ________________________________ (the "Payee), residing at ____________________, on the earlier of 16 months following the closing for the sale of up to 48 Units, each consisting of the Company's eight percent Promissory Note and Warrants to purchase 50,000 shares of Common Stock, or the consummation of an initial public offering or private placement of the Company's debt and/or equity securities resulting in gross proceeds to the Company of at least $5,000,000, the principal sum of Twenty-Five Thousand ($25,000) Dollars (or such lesser principal amount as may then be outstanding), together with unpaid interest (computed on the basis of a 360-day year of twelve 30-day months) (i) on the unpaid balance at the rate of eight percent per annum from the date hereof and
(ii) to the extent legally enforceable, on any overdue installment of interest at the rate of eight percent per annum until the principal hereof and interest thereon shall have been paid. Interest on the principal amount of the Note shall be due and payable annually, with the first such interest payment due and payable one year from the date hereof. The principal amount of the Note may be prepaid by the Company, in whole or in part, without premium or penalty, at any time. Upon any prepayment of this Note, all accrued but unpaid interest on the principal amount being prepaid shall be paid to the holder on the date of prepayment. All payments hereunder shall be applied first to interest then to principal.

         If the Company shall fail to make a payment of principal or interest when due; or shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, suffer an order for relief under any federal bankruptcy law, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or any substantial part of his assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in affect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against the Company, which remains undismissed for a period of sixty (60) days or more; or if the Company, by any act or

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

omission shall indicate consent to, approve of or acquiescence in any such petition, application or proceeding or the appointment of, a custodian, receiver or any trustee for all or any substantial part of its properties, or if the Company shall suffer such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more, or the Company violates any term or provision of this Note and same remains uncured for a period of 15 days after notice thereof by any Noteholder, then and in any such event (each such event, an "Event of Default"), the outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, shall be and become immediately due and payable.

         This Note is issued pursuant to a Subscription Agreement, dated as of the date hereof, between the Company and the Payee (the "Subscription Agreement").

         Payments of principal, premium, if any, and interest are to be made in lawful money of the United States of America at the principal office of the Company.

         1.       Restrictions on Transfer.

         The holder acknowledges that he has been advised by the Company that this Note has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), that the Note is being issued, on the basis of the statutory exemptions provided by Sections 4(2) and 4(6) of the Securities Act and Regulation D promulgated under Section 4(2) of the Securities Act ("Regulation D) relating to transactions by an issuer not involving any public offering, and that the Company's reliance upon these statutory exemptions are based in part upon the representations made by the holder in the holder's Subscription Agreement, including the representation that the holder is an "accredited investor" (as defined in Rule 501(a) of Regulation D). The holder acknowledges that he has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities. In particular, the holder agrees that no sale, assignment, hypothecation or transfer of this Note shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment, hypothecation or transfer, unless (i) the sale, assignment, hypothecation or transfer of this
Note is registered under the Securities Act (and the Company has no obligation or intention to so register the Note) or (ii) the Note is sold, assigned, hypothecated or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities Act, or such sale, assignment, or transfer is otherwise exempt from registration under the Securities Act.

         2.       Covenants of Company.

         The Company covenants and agrees that, so long as this Note shall be outstanding, it will:

                           (i) Promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon the Company or upon


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                                    its income and profits, or upon any of its
                                    property, before the same shall become in default, as well as all lawful claims for Labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate Proceedings, and the Company shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested

                           (ii) Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company as its counsel may advise;

                           (iii) At all times maintain, preserve, protect and keep its property used and useful in the conduct of its business in good repair, working order and conditions, and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

                           (iv)     Other than indebtedness incurred in
                                    connection with the presently proposed or future acquisition of preschool centers, the Company will not issue or incur any indebtedness which is senior to or in parity with the Company's obligations under this Note, except for certain Notes of which this Note forms a part of a series aggregating a principal amount not in excess of $1,200,000.

                           (v) Keep adequately insured by financially sound insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations; and

                           (vi) At all times keep true and correct books, records and accounts.

         3.       Miscellaneous.

                  3.1 All the covenants and agreements made by the Company in this Note shall bind its successors and assigns.

                  3.2 No recourse shall be had for the payment of the principal, interest or
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

premium, if any, on this Note or for any claim based hereon or otherwise in any manner in respect hereof, against any incorporator, stockholder, officer or director, past, present or future, of the Company or of any predecessor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

                  3.3 No course of dealing between the Company and the holder hereof shall operate as a waiver of any right of any holder hereof, and no delay on the part of the holder in exercising any right hereunder shall so operate. Any such waiver must be in writing and signed by the Holder and the Company.

                  3.4 This Note may be amended only by a written instrument executed by the Company and the holder hereof. Any amendment shall be endorsed upon this Note, and all future holders shall be bound thereby.

                  3.5 All communications provided for herein shall be sent, except as may be otherwise specifically provided, by registered or certified mail if to the holder of this Note, to the address shown on the books of the Company; and if to the Company, to: PHOENIX PRESCHOOL EDUCATION CENTERS, INC., 150 East 58th Street, 31st Floor, New York, New York, 10155, Attention:
President, or to such other address as the Company may advise the holder of this
Note in writing. Notices shall be deemed given when mailed.

                  3.6 The provisions of this Note shall in all respects be construed according to, and the rights and liabilities of the parties hereto shall in all respects be governed by, the laws of the State of New York.

                  3.7 In the event that this Note is placed in the hands of an attorney for collection, or in the event that any action be instituted on this Note, or any action is taken with respect to a default hereunder, the holder hereof shall be entitled to the payment by the Company and any other party liable for the obligations of the Company hereunder of all expenses in connection therewith, including, without limitation, reasonable attorney fees.

                  3.8 The headings of the Sections of this Note are inserted for convenience only and shall not be deemed to constitute a part of this Note.


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         IN WITNESS WHEREOF, PHOENIX PRESCHOOL EDUCATION CENTERS, INC. caused this Note to be executed in its corporate name by its Chairman, President and Chief Executive Officer, and its seal to be affixed hereto.

Dated:                   1997
                                   PHOENIX PRESCHOOL EDUCATION CENTERS, INC.

                         By:____________________________
                               Michael C. Koffler
                               Chairman, President and Chief Executive Officer
[Seal]

----------------------------
Secretary